Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Murano Global Investments Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Newly Registered Securities

Fees to be Paid	Equity	Ordinary shares, no par value, (“Ordinary Shares”)	Other	12,891,906	$10.77(3)	$ 138,845,827.62	0.00011020	$ 15,300.81(5)

	Equity	Ordinary Shares underlying warrants	Other	16,875,000	$11.52(4)	$ 194,400,000.00	0.00011020	$ 21,422.88(5)

	Other	Warrants to purchase ordinary shares	Other	16,875,000	—	—	—	—
	Equity	Ordinary shares, no par value	Other	1,250,000	$11.18	$13,975,000	0.0001476	$2,062.71

	Total Offering Amounts					$		$38,786.40

(1)
The number of ordinary shares, no par value (“PubCo Ordinary Shares”), of Murano Global Investments Limited (“PubCo”) and PubCo Ordinary Shares issuable upon the exercise of warrants to purchase PubCo Ordinary Shares (“PubCo Warrants”) being registered is based upon an estimate of the sum of (a) the maximum number of shares of Class A ordinary stock, par value $0.001 per share (“HCM Class A Ordinary Shares”), of HCM Acquisition Corp. (“HCM”) that will be outstanding immediately prior to the Merger (as defined herein) and exchanged for an equal number of PubCo Ordinary Shares (including the maximum number of shares of Class B ordinary shares, par value $0.001 per share (“HCM Class B Ordinary Shares” and, together with the HCM Class A Ordinary Shares, the “HCM Shares”), of HCM that will be converted to HCM Class A Shares immediately prior to the Merger, and excluding for such purposes HCM Class A Ordinary Shares to be forfeited by the Sponsor as described herein); and (b) the maximum number of HCM Class A Shares underlying each warrant of HCM entitling the holder to purchase one HCM Class A Share per warrant at a price of $11.50 per share (“HCM Warrants”), which will be assumed by PubCo and will become PubCo Warrants (excluding for such purposes HCM Warrants to be forfeited by the Sponsor as described herein).

(2)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act, calculated based on the average of the high and low prices of the Ordinary Shares, par value $0.0001 per share of HCM Acquisition Corp (“HCMA”) on August 4, 2023, which was $10.77.

(4)
Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, calculated based on the sum of (a) the average of the high and low prices for the HCMAW warrants as of August 4, 2023, which was $0.02, and (b) $11.50, the exercise price of the warrants, and the registration fee with respect to the warrants has been allocated to the underlying ordinary shares and those ordinary shares are included in the registration fee.

(5)	Previously paid.
(6)	Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act, calculated based on the average of the high and low prices of the Ordinary Shares, par value $0.0001 per share of HCMA on January 8, 2024, which was $11.18.